EXHIBIT 10.31

FISCAL 2010 COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

On April 8, 2010, the base salaries for the fiscal year ending January 31, 2011 (“Fiscal 2010”) and the bonus compensation for services performed during the fiscal year ended January 31, 2010 (“Fiscal 2009”) for the executive officers of Alloy, Inc. (the “Company”), including Matthew C. Diamond, the Company’s Chief Executive Officer and Chairman of its Board of Directors; James K. Johnson, Jr., its President and Chief Operating Officer; Joseph D. Frehe, its Chief Financial Officer; Gina R. DiGioia, its Chief Legal Officer and Secretary; and Robert L. Bell, its Chief Technology Officer (the “Executives”) were determined. The following table sets forth a summary of the compensation for the Executives:

Executive Officer	Title	Fiscal 2010 Base Salary	Cash Bonus(1)	Value of Restricted Stock Grants ($)		Value of Stock Options($)(2)
Matthew C. Diamond	Chief Executive Officer	$450,000	$482,531	$714,862	(3)	$357,431
James K. Johnson, Jr.	Chief Operating Officer	$450,000	$482,531	$714,862	(3)	$357,431
Joseph D. Frehe	Chief Financial Officer	$240,000	$50,000	$50,000	(4)	—
Gina R. DiGioia	Chief Legal Officer	$225,000	$50,000	$50,000	(4)	—
Robert L. Bell	Chief Technology Officer	$337,000	—	—		—

(1)	Represents a cash bonus for performance during Fiscal 2009, which was paid during Fiscal 2010.
(2)	Represents the dollar value of options to purchase shares of the Company’s common stock and consists of 100,940 options with a per-share exercise price of $8.50, which is the closing price of the Company’s common stock on April 8, 2010, the date of grant; the options vest equally over a three year period.
(3)	Represents the dollar value of restricted stock granted for services rendered during Fiscal 2009 and consists of: (i) 43,168 shares of restricted stock with a value of $357,431, subject to the terms of a restricted stock agreement executed by the recipient and the Company, including the Company’s right of repurchase upon the occurrence of certain events and which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2011, 2012, and 2013; and (ii) 45,942 shares of restricted stock with a value of $357,431, subject to the terms of a restricted stock agreement executed by the recipient and the Company, including the Company’s right of repurchase lapsing when the average closing price of a share of Company common stock exceeds $9.94 for ten consecutive days following the grant date, provided that one-third of such shares shall vest no earlier than March 30, 2011, one-third shall vest no earlier than March 30, 2012, and the final one-third shall vest no earlier than March 30, 2013.
(4)	Represents the dollar value of restricted stock granted for services rendered during Fiscal 2009 and consists of 6,039 shares of restricted stock with a value of $50,000, subject to the terms of a restricted stock agreement executed by the recipient and the Company, including the Company’s right of repurchase upon the occurrence of certain events and which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2011, 2012, and 2013.